            As filed with the Securities and Exchange Commission on May 26, 2000
                                                      Registration No. 333-36470


================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           -------------------------


                               AMENDMENT NO. 1 TO


                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           -------------------------

                                 S1 CORPORATION
      (Exact name of registrant as specified in its governing instrument)

           DELAWARE                            58-2395199
   (State ofOrganization)        (I.R.S. Employer Identification Number)

                      3390 PEACHTREE ROAD, NE, SUITE 1700
                               ATLANTA, GA 30326
                    (Address of principal executive offices)

                              ROBERT F. STOCKWELL
                            CHIEF FINANCIAL OFFICER
                      3390 PEACHTREE ROAD, NE, SUITE 1700
                               ATLANTA, GA 30326
                                 (404) 812-6200
                    (Name and address of agent for service)
                           -------------------------

                                   Copies to:
                             STUART G. STEIN, ESQ.
                             HOGAN & HARTSON L.L.P.
                          555 THIRTEENTH STREET, N.W.
                          WASHINGTON, D.C. 20004-1109
                                 (202) 637-8575
                           -------------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______________
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                           -------------------------
                        CALCULATION OF REGISTRATION FEE



================================================================================================================================
                                                                 PROPOSED MAXIMUM        PROPOSED MAXIMUM        AMOUNT OF
              TITLE OF CLASS                  AMOUNT TO BE      AGGREGATE PRICE PER     AGGREGATE OFFERING    REGISTRATION FEE
      OF SECURITIES BEING REGISTERED           REGISTERED        COMMON SHARE (1)           PRICE (1)               (1)
--------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value per share          877,422             $ 30.53125                $ 26788790.44        7072.24
================================================================================================================================



(1) Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(c) based on the average of the high and low reported sales prices on the Nasdaq National Market Tier on May 25, 2000.



(2) A fee of $9,344.19 was paid on May 5, 2000 at the time of the initial filing.


                            -------------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement relating to these securities has been declared effective by the Securities and Exchange Commission. This prospectus is neither an offer to sell nor a solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is unlawful.

                              Subject to Completion


                               Dated May 26, 2000


PROSPECTUS
----------


                                 877,422 SHARES


                                 S1 CORPORATION
                                  COMMON STOCK
                               ------------------


     The selling stockholders named in this prospectus may offer and sell up to 877,422 shares of our common stock. We are registering the resale of the offered shares as required by the terms of our agreement with the selling stockholders. The registration of the offered shares does not necessarily mean that any of the shares will be offered or sold by the selling stockholders. Although we will incur expenses in connection with the registration of these shares, we will not receive any cash proceeds if they are sold.


     Our common stock is quoted on the Nasdaq Stock Market's National Market Tier under the symbol "SONE."


     On May 25, 2000 the last reported sale price for the common stock was $ 28.3125.


                               ------------------

                  INVESTING IN S1 COMMON STOCK INVOLVES RISKS.
                          SEE "RISK FACTORS" ON PAGE 4.
                               ------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. IT IS ILLEGAL FOR ANY PERSON TO TELL YOU OTHERWISE.

                               ------------------

     The selling stockholders may from time to time offer and sell all or a portion of the offered shares in transactions on Nasdaq or any other national securities exchange or quotation service on which the offered shares are listed or quoted at the time of the sale, in the over-the-counter market, in negotiated transactions or otherwise, at prices then prevailing or related to the then-current market price or at negotiated prices. The offered shares may be sold directly or through agents or broker-dealers acting as principal or agent, or in block trades or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. To the extent required, the names of any agents or broker-dealers and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in this prospectus under the caption "Plan of Distribution" or in any accompanying prospectus supplement. The selling stockholders reserve the right to accept or reject, in whole or in part, any proposed purchase of the offered shares to be made directly or through agents. The selling stockholders and any agents or broker-dealers participating in the distribution of the offered shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any profit on the sale of offered shares by the selling stockholders and any commissions received by any agents or broker-dealers may be deemed to be underwriting commissions or discounts under the Securities Act.

                               ------------------


     The date of this prospectus is _______, 2000.

                               PROSPECTUS SUMMARY

S1 CORPORATION


     We are the leading global infrastructure provider of Internet-based solutions for financial organizations. Through our "engage, enable, everywhere" strategy, we provide the solutions that empower our client banks, brokerage firms and insurance companies to engage and enable their customers to access their financial information and conduct transactions everywhere the Internet is available. We believe our solutions empower our clients to increase revenue, strengthen customer relationships and gain competitive advantage by meeting the evolving needs of their customers across various lines of business, market segments and delivery channels.



     We provide a comprehensive set of Internet-based financial services solutions which touch every significant facet of the financial services industry. From banking, brokerage and insurance to personal financial management and tax preparation capabilities, our suites of consumer, retail, small business and corporate applications provide a comprehensive set of solutions for global, national, regional and local financial organizations. Our solutions, including our VerticalOne personal information aggregation service and our Edify interactive voice response technology, reach beyond traditional online financial services to help financial organizations deliver value to their customers, resulting in greater customer retention and increased revenue opportunities for our clients. In addition, we have implemented wireless solutions in the United States, Europe and Australia that allow our clients' customers to access account information and conduct transactions through cellular telephones and hand-held personal digital assistants.



     We built our revenue model based on charging our clients for our technology as they use it to deliver added value to their customers. To date, we have derived a significant portion of our revenues from licensing our solutions and providing professional services. We generate recurring revenues based on the numbers of our clients' end users who use the solutions we provide, as well as from the transactions we process through our Data Centers.


     S1's principal executive offices are located at 3390 Peachtree Road, NE, Suite 1700, Atlanta, Georgia 30326, and its telephone number is (404) 812-6200. S1's web site is www.s1.com. That web site is not a part of this prospectus.

RECENT ACQUISITIONS

     In April, 2000, S1 completed its acquisitions of Q-Up Systems, Inc. and Davidge Data Systems. For your convenience, we have provided a brief description of the business of these companies, which now operate as S1 subsidiaries. When we refer to "S1" we are also, unless the context requires otherwise, referring to Q-Up and Davidge, as well as the other consolidated subsidiaries of S1.

Q-UP SYSTEMS, INC.

     Q-Up provides Internet Banking and E-Commerce portal solutions for financial institutions, primarily community banks with assets of $10 billion or less. Q-Up introduced the Internet Banking System ("IBS") to the community bank marketplace in 1996 and now supports over 407 customers across the United States. Q-Up is based in Austin, Texas.

DAVIDGE DATA SYSTEMS

     Davidge, a New York-based software company, specializes in middleware and order routing software and systems for the brokerage industry.

     Davidge brings a customer base of more than 90 broker-dealer clients, 45 NYSE member firms, five of the top 10 discount brokers and four the top 10 clearing firms to S1's existing customer base.

                                  RISK FACTORS

     You should consider carefully the following risks before you decide to buy our common stock. If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer. In that case, the trading price of our common stock could decline, and you may lose all or a part of the money you paid to buy our common stock.

We do not expect to achieve profitable operations for the foreseeable future, and this may negatively impact the value of your S1 common stock

     We incurred losses in 1999 and we expect to incur losses in 2000. At December 31, 1999, we had an accumulated deficit of $207.9 million. In addition, as a result of our recent acquisitions, we recorded approximately $928.7 million of goodwill and other intangible assets, resulting in amortization expense of approximately $306.8 million annually over approximately three years. Moreover, we expect that our expenses associated with sales, marketing, research and development, customer support and executive offices will continue to increase over the near term, even though revenues may not keep pace with these expenses. As a result, we expect to continue to incur net losses for the foreseeable future.

     Our future operating results will be adversely affected if, among other things:

     - there is insufficient demand for our products;

     - we are unsuccessful in attracting and retaining motivated and qualified personnel; or

     - the amount of price and product competition we face as a result of the growth of financial services activity on the Internet.

Acquisitions may be costly and difficult to integrate, divert management resources or dilute stockholder value

     We acquired three companies in November 1999 and two in April 2000. Integrating these companies and any future acquisitions into our existing operations is a complex, time consuming and expensive process and may disrupt S1's business if not completed in a timely and efficient manner. We may encounter substantial difficulties, costs and delays involved in integrating the acquired operations with our own, including:

     - potential incompatibility of business cultures;

     - potential delays in rationalizing diverse technology platforms;

     - potential difficulties in coordinating geographically separated organizations;

     - potential difficulties in re-training sales forces to market all of our products across all of our intended markets;

     - potential conflicts in third-party relationships; and

     - the loss of key employees and diversion of the attention of management from other ongoing business concerns.

     In addition, we intend to pursue acquisition or investment opportunities in the future, which could cause us to:

     - issue additional shares of our stock, which would dilute our current stockholders' percentage ownership;

     - incur debt and assume liabilities; and

     - incur amortization expenses related to goodwill and other intangible assets or incur large and immediate write-offs.

Our quarterly operating results may fluctuate, and any fluctuations could adversely affect the price of our common stock

     Our quarterly operating results have fluctuated significantly to date. If we fail to meet the expectations of securities analysts or investors as a result of any future fluctuations in our quarterly operating results, the market price of our common stock would likely decline. We expect that we may experience fluctuations in the future because:

     - we cannot accurately predict the number and timing of contracts we will sign, in part because the budget constraints and internal review processes of existing and potential clients are not within our control;

     - our clients' orders tend to be relatively large, and in any given period a substantial portion of our revenues may be attributable to a few clients;

     - the length of our sales cycle to large financial organizations generally lasts from six to 18 months, which adds an element of uncertainty to our ability to forecast revenues;

     - if we fail to introduce new or enhanced products, or if our competitors introduce new or enhanced products, sales of our products and services may not achieve expected levels and may even decline;

     - our ability to expand the mix of distribution channels through which our products are sold may be limited;

     - our products may not achieve widespread consumer acceptance, which could cause our revenues to be lower than expected;

     - our sales may be constrained by the timing of releases of third party software that works with our products; and

     -A significant percentage of our expenses is relatively fixed and we may be unable to reduce expenses if revenues decrease.

We depend on a limited number of clients for most of our revenue and, if any of those clients terminates its contract, our revenues and financial performance would decline

     Our business success depends on our relationships with a limited number of large clients. On a pro forma basis giving effect to our recent acquisitions of Edify Corporation, FICS Group N.V. and VerticalOne Corporation as if the transactions occurred on January 1, 1999, we had one client which accounted for 21% of our revenue for 1999. We expect that we will continue to derive a significant portion of our revenue from a limited number of clients in the future.

     A substantial number of our client contracts do not allow our clients to terminate their contracts prior to the termination date without financial penalties. These financial penalties are usually insufficient to replace the ongoing revenue we would have otherwise received.

System failures or performance problems with our products could cause demand for these products to decrease, require us to make significant capital expenditures or impair client relations

     There are many factors which could adversely affect the performance, quality and desirability of our products and could delay or prevent these products from gaining market acceptance. These factors include:

     - extraordinary end-user volumes or other events could cause systems to fail or to operate at an unacceptably low speed, causing transaction delays for end users;

     - our products could contain errors, or "bugs", which could impair the services we provide;

     - during the initial implementation of some products, we experienced significant delays integrating software and bringing banks online, and we may experience similar difficulties or delays in connection with future implementations and upgrades to new versions;

     - many of our products require integration with third-party products and systems, and we may not be able to integrate these products with new or existing products; and

     - our products, or the back-end systems or other software used by our clients, may not have adequately addressed the year 2000 problem, causing our products to fail.

Network or Internet security problems could damage our reputation and business

     Despite our security measures, the core of our network infrastructure could be vulnerable to unforeseen computer problems. Although we believe we have taken steps to mitigate much of the risk, we may in the future experience interruptions in service as a result of the accidental or intentional actions of Internet users, current and former employees or others. Unknown security risks may result in liability to us and also may deter financial organizations from licensing our software and services. Although we intend to continue to implement and establish security measures, there can be no assurance that measures we have implemented will not be circumvented in the future, which could have a material adverse effect on our business, financial condition or results of operations.

     The occurrence of any of these problems could reduce product demand from potential customers and cause existing customers to terminate their license or data center contracts with us. These problems could also require us to spend significant capital to remedy any failure and could subject us to costly litigation with clients or their end users.

We may become involved in litigation over proprietary rights, which may be costly and time consuming

     Other parties may assert that our products, trademarks or other proprietary rights require a license of intellectual property rights or infringe, or may infringe, on their intellectual property rights. Any claims, with or without merit, could:

     - be time consuming;

     - result in costly litigation;

     - cause product shipment delays; or

     - require us to enter into royalty or licensing agreements.

     Royalty or licensing agreements, if required, may not be available on terms acceptable to us, or at all, which could harm our business, financial condition and results of operations. Litigation to determine the validity of any claims could result in significant expense to us and divert the efforts of our technical and management personnel from productive tasks, whether or not the litigation is determined in our favor. In the event of an adverse ruling, we may be required to:

     - pay substantial damages;

     - discontinue the use and sale of infringing products;

     - expend significant resources to develop non-infringing technology; or

     - obtain licenses to infringing technology.

Our failure to develop or license a substitute technology could significantly harm our business.

     We expect software to be increasingly subject to third-party infringement claims as the number of competitors grows and the functionality of products in different industry segments overlaps. Third parties may have, or may eventually be issued, patents that would be infringed by our products or technology. Any of these third parties could make a claim of infringement against us with respect to our products or technology. In addition, we may become involved in costly and time consuming litigation to protect the validity of our proprietary rights, including patents and trademarks. For example, in March 2000, we filed suit for patent infringement against another company.

If we fail to develop and expand our distribution channels, it would impede revenue growth

     An integral part of our strategy is to develop multiple distribution channels, including a field sales force, value added resellers and original equipment manufacturers. We intend to continue to expend resources to develop the reseller channel. The loss of resellers, their failure to perform under agreements with us, or our inability to attract and retain new resellers with the technical, industry and application expertise required to market our products successfully in the future could harm our business. To the extent that we are successful in increasing our sales through resellers, those sales will be at discounted rates, and our revenue for each sale will be less than if we had licensed the same products to the customer directly.

     Expansion of our direct distribution channel depends upon the increased productivity of existing field sales forces and our ability to integrate and train new sales personnel. The cost of these efforts could exceed the revenue generated, and our sales and marketing organization may not be able to compete successfully against the significantly more extensive and well-funded sales and marketing operations of many of our current or potential competitors.

Our market is highly competitive and, if we are unable to keep pace with evolving technology, our revenue and future prospects may decline

     The market for our products and services is characterized by rapidly changing technology, intense competition and evolving industry standards. We have many competitors who offer various components of our suite of applications or who use a different technology platform to accomplish similar tasks. In some cases our existing clients also use some of our competitors' products. Our future success will depend on our ability to develop, sell and support enhancements of current products and new software products in response to changing client needs. If the completion of the next version of any of our products is delayed, our revenue and future prospects could be harmed. In addition, competitors may develop products or technologies that the industry considers more attractive than those we offer or that render our technology obsolete.

A significant portion of our clients are in the rapidly consolidating financial services industry, which is subject to economic changes that could reduce demand for our products and services

     For the foreseeable future, we expect to derive most of our revenue from products and services we provide to the banking industry and other financial services firms such as insurance companies. Changes in economic conditions and unforeseen events, like recession or inflation, could occur and reduce consumers' use of bank services. Any event of this kind, or implementation for any reason by banks of cost reduction measures, could result in significant decreases in demand for our products and services.

     Mergers and acquisitions are pervasive in today's banking industry. Our existing clients may be acquired by or merged into other financial institutions which already have their own financial Internet software solution or which decide to terminate their relationships with us for other reasons. As a result, our sales could decline if an existing client is merged into or acquired by another company.

Infringement of our proprietary technology could hurt our competitive position and income potential

     Our success depends upon our proprietary technology and information. We rely on a combination of patent, copyright, trademark and trade secret laws and confidentiality procedures to protect our proprietary technology and information. Because it is difficult to police unauthorized use of software, the steps we have taken to protect our services and products may not prevent misappropriation of our technology. Any misappropriation of our proprietary technology or information could reduce any competitive advantages we may have or result in costly litigation.

     We now also have a significant international presence. The laws of some foreign countries, including the laws of Belgium, where our subsidiary, FICS, is headquartered, may not protect our proprietary technology as well as the laws of the United States. Our ability to protect our proprietary technology abroad may not be adequate.

If we are unable to attract and retain highly skilled technical employees, we may not be able to compete

     Based on the significant growth in our operations, we believe that our future success will depend in large part on our ability to attract and retain highly skilled technical personnel. Because the development of our software requires knowledge of computer hardware, as well as a variety of software applications, we need to attract and retain technical personnel who are proficient in all these disciplines. There is substantial competition for employees with the technical skills we require. If we cannot hire and retain talented technical personnel, this could adversely affect our growth prospects and future success.

If we are unable to effectively manage our expected growth, we will not be able to successfully implement our business plan

     We expect to grow rapidly. Our failure to manage our growth effectively could impair our ability to successfully implement our business plan. Our growth will place additional demands on our management, operational capacity and financial resources, including our ability to recruit non-technical personnel for management, sales, marketing and delivery positions. Because many of our implementation and service engagements are large in scale, we must maintain numerous teams of qualified technical personnel to serve our clients efficiently. In addition, our systems, procedures, controls and resources, particularly our client service resources, may not be adequate to support continued expansion of operations.

Internet-related laws could adversely affect our business

     The adoption or modification of laws or regulations relating to the Internet, or interpretations of existing law, could adversely affect our business. Laws and regulations which apply to communications and commerce over the Internet are becoming more prevalent. For example, a recent session of the United States Congress resulted in Internet laws regarding copyrights, taxation and the transmission of specified types of material. The European Union recently enacted its own privacy regulations and is currently considering other Internet-related legislation. The law of the Internet, however, remains largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy, libel and taxation apply to the Internet. In addition, the growth and development of the market for online financial services, including online banking, may prompt calls for more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on companies conducting business online.

Our VerticalOne service may not succeed if financial or other account providers do not allow us to access end users' account information from their host systems

     Unless a significant number of financial organizations or other account providers allow us to access their host systems to gather information for aggregation by our VerticalOne service, we may not succeed in making the service sufficiently useful for our clients' customers to consider it useful. Some financial organizations or other account providers may object to this account access and attempt to block or impede us from performing our aggregation service. We may also choose to cease aggregating financial or other account information from an objecting organization to preserve an existing or potential client relationship or other business purpose.

Restrictions on our export or encrypted technology could cause us to incur delays in international sales

     Our solutions use encrypted technology, the export of which is regulated by the United States government. If the United States government were to adopt new legislation restricting the export of software or encryption technology, we could experience delays or reductions in our shipments of products internationally. In addition, existing or future export regulations could limit our ability to distribute our solutions outside of the United States.

We may not be able to obtain capital needed for future growth from external sources and, if we obtain this capital through equity issuances, your interest in us could be diluted or, if we obtain it through debt, our operating flexibility could be limited by covenants

     We may require additional financing to support our continued operations and for general corporate purposes. We may not be able to fund all of our future capital needs from income from operations. Consequently, we may have to rely on third-party sources of capital, which may not be available to us on favorable terms, if at all. Our access to third-party sources of capital depends on a number of factors, including the market's perception of our growth potential and our present and future revenue. We may also pursue equity investments from strategic partners in the future. If we pursue additional equity offerings, our existing stockholders' interests will be diluted. If we decide to use debt financing, we may have to comply with a variety of operating covenants which could limit our operating flexibility.

Future sales of our common stock in the public market could negatively affect our stock price and our ability to raise funds in new stock offerings

     If our stockholders sell substantial amounts of our common stock, including shares issued when options and warrants are exercised or shares of our preferred stock are converted into common stock, in the public market following this offering, the market price of our common stock could fall. These sales also might make it more difficult for us to sell equity or equity-related securities in the future.

     As of March 31, 2000, we had 51,163,353 shares of common stock outstanding, assuming no exercise of outstanding options or warrants or conversion of preferred stock. As of February 29, 2000 holders of approximately 7.4 million restricted shares of our stock or vested options or warrants to purchase restricted shares of our common stock, representing 14.5% of our shares outstanding on that date, have rights which may require us to register their shares with the SEC. In addition, in connection with our recent acquisitions, we have agreed to register with the SEC up to approximately 2 million additional restricted shares for sale for the accounts of holders of stock and options of these companies. By exercising their registration rights and causing a large number of shares to be sold in the public market, these stockholders could cause the market price of our common stock to fall. In addition, if these stockholders demand to include their shares in one of our registration statements, our ability to raise needed capital could be adversely affected.

     As of March 31, 2000, there were outstanding employee stock options to purchase 15,954,379 shares of our common stock, options and warrants to acquire 6,425,413 shares of our common stock, and 1,061,514 shares of preferred stock convertible into an aggregate of 1,694,990 shares of our common stock. The common stock issuable after vesting and upon exercise of these options and warrants and upon conversion of this preferred stock will be eligible for sale in the public market from time to time. The options and warrants generally have exercise prices significantly below the current market price of our common stock. We have also reserved an aggregate of 4,500,000 shares of our common stock for issuance to the former stockholders of FICS if FICS meets specified performance targets while operating as our subsidiary. The possible sale of a significant number of these shares may cause the market price of our common stock to fall.

Ownership of our common stock by our officers, directors and principal stockholders may prevent a change in control

     Our directors, executive officers, principal stockholders and their affiliates beneficially own a significant percentage of our outstanding common stock. This concentration of ownership may:

     - delay, defer or prevent a change in control of our operations, which could prevent you from selling your shares at a premium;

     - impede a merger, consolidation, takeover or other business combination;
       or

     - discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control, and may cause the market price of our common stock to fall.

Market volatility may cause the price of our common stock to decline

     The trading prices of Internet stocks in general, and ours in particular, have experienced extreme price fluctuations in recent months. These fluctuations often have been unrelated or disproportionate to the operating performance of these companies. The valuations of many Internet stocks, including ours, are extraordinarily high based on conventional valuation standards such as price to earnings and price to sales ratios. These trading prices and valuations may not be sustained. Any negative change in the public's perception of the prospects of Internet or e-commerce companies could depress our stock price regardless of our results of operations. Other broad market and industry factors may decrease the trading price of our common stock, regardless of our operating performance. Market fluctuations, as well as general political and economic conditions such as recession or interest rate or currency rate fluctuations, also may decrease the trading price of our common stock. In addition, our stock price could be subject to wide fluctuations in response to the following factors:

     - actual or anticipated variations in our quarterly operating results;

     - announcements of new products, product enhancements, technological innovations or new services by us or our competitors;

     - changes in financial estimates by securities analysts;

     - conditions or trends in the Internet and online commerce industries;

     - changes in the market valuations of other Internet or online service companies;

     - developments in Internet regulations;

     - announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

     - unscheduled system downtime;

     - additions or departures of key personnel; and

     - sales of our common stock or other securities in the open market.

     In the past, securities class-action lawsuits have often been instituted against companies following stock price declines. Litigation of this type, if instituted, could result in substantial costs and a diversion of our management's attention and resources.

International operations and currency exchange rate fluctuations may adversely affect us

We conduct our business worldwide and may be adversely affected by changes in demand resulting from:

     - fluctuations in currency exchange rates;

     - governmental currency controls;

     - changes in various regulatory requirements;

     - political and economic changes and disruptions;

     - difficulties in enforcing our contracts in foreign jurisdictions;

     - export/import controls;

     - tariff regulations;

     - difficulties in staffing and managing foreign sales and support operations;

     - greater difficulties in trade accounts receivable collection; and

     - possible adverse tax consequences.

     In addition, we maintain our international executive offices and a significant portion of our maintenance, consulting, and research and development operations in Belgium. Therefore, our operations may also be affected by economic conditions in Belgium. These risks associated with international operations may harm our business.

                  FORWARD LOOKING STATEMENTS IN THIS PROSPECTUS

     This prospectus and the documents incorporated into this prospectus by reference contain forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act. These statements include statements with respect to our financial condition, results of operations and business and on the expected impact of our recent acquisitions on our financial performance. Words such as anticipates, expects, intends, plans, believes, seeks, estimates and similar expressions identify forward-looking statements.

     These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include:

     - the possibility that the anticipated benefits from S1's recent transactions will not be fully realized;

     - the possibility that costs or difficulties related to S1's integration of the acquired companies will be greater than expected;

     - our dependence on the timely development, introduction and customer acceptance of new Internet services;

     - rapidly changing technology and shifting demand requirements and Internet usage patterns;

     - other risks and uncertainties, including the impact of competitive services, products and prices, the unsettled conditions in the Internet and other high-technology industries and the ability to attract and retain key personnel; and

     - other risk factors as may be detailed from time to time in S1's public announcements and filings with the Securities and Exchange Commission.

     In evaluating the transactions, you should carefully consider the discussion of these and other factors in the section entitled "Risk Factors" on page 4.

                              ABOUT THIS PROSPECTUS

         We have filed with the Commission a registration statement on Form S-3, of which this prospectus is a part, under the Securities Act with respect to the offered shares. This prospectus does not contain all of the information set forth in the registration statement, portions of which we have omitted as permitted by the rules and regulations of the Commission. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. If the Commission's rules and regulations require that a contract or document be filed as an exhibit to the registration statement, we refer you to the copy of that contract or document filed as an exhibit to the registration statement for a complete description. For further information regarding S1 and the offered shares, we refer you to the registration statement and its exhibits and schedules which may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the fees prescribed by the Commission.

                       WHERE YOU CAN FIND MORE INFORMATION

         S1 is subject to the informational requirements of the Securities Exchange Act of 1934 and files annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any materials we file with the Commission at the Public Reference Room of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. In addition, we file many of our documents electronically with the Commission, and you may access those documents over the Internet. The Commission maintains a "web site" that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of the Commission's web site is "http://www.sec.gov."

         Our common stock is quoted on the Nasdaq Stock Market's National Market Tier under the symbol "SONE."

         The Commission allows us to "incorporate by reference" the information we file with them in this prospectus. This helps us disclose certain information to you by referring you to the documents we file. The information we incorporate by reference is an important part of this prospectus. We incorporate by reference each of the documents listed below.

         a. Our Annual Report on Form 10-K for the year ended December 31, 1999.


         b. Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2000.


         c. Our Current Report on Form 8-K filed with the Commission on:

            - March 8, 2000

            - May 2, 2000



            - May 8, 2000

            - May 26, 2000

         d. Our Registration Statement on Form 8-A, which incorporates by reference a description of the common shares from our Registration Statement on Form S-4 (Reg. No. 333-56181).
         e. Our subsequent filings made pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and made prior to the termination of this offering.

                           NO PROCEEDS TO THE COMPANY

         S1 will not receive any of the proceeds from sales of shares by the selling stockholders. Most of the costs and expenses incurred in connection with the registration under the Securities Act of the offered shares will be paid by S1. The selling stockholders will pay any brokerage fees and commissions, fees and disbursements of legal counsel for the selling stockholder and share transfer and other taxes attributable to the sale of the offered shares.

                              SELLING STOCKHOLDERS


         The selling stockholders received the offered shares pursuant to an Agreement and Plan of Merger by and among S1, Q-Up Systems, Inc., Austin Acquisition Corporation and the shareholders of Q-Up who are signatories thereto, dated March 6, 2000 and in an Agreement and Plan of Merger by and among S1, Davidge Data Systems, Delta Acquisition Corporation and the shareholders of Davidge who are signatories thereto, dated January 18, 2000. Since the selling stockholders may sell all, some or none of their shares, S1 cannot estimate the number of shares that will be sold by the selling stockholders or that will be owned by the selling stockholders upon completion of the offering. The offered shares represent approximately 1.7% of the total number of shares of S1's common stock outstanding as of March 31, 2000.


Name of Selling Stockholder         Number of Shares Owned             Number of Shares Offered        %Owned
---------------------------         ----------------------             ------------------------        ------
Robert C. Buckner                           86,533                              8,653                     *
RHS Investments-1, L.P.                  1,090,317                            109,032                     2%
Robert H. Seale III                        121,146                             12,115                     *

Lawrence D. Hausman-Cohen                   69,266                              6,923                     *
Tony Flagg                                  17,307                              1,731                     *
SM Partners                                  1,731                              1,558                     *
Myers Dupuy                                  5,757                              5,181                     *
Russ Norwood                                   347                                312                     *
Jack McDonald                                1,731                                173                     *
  and Rebecca McDonald
  Trustees of the Shannon
  McDonald GST Trust U/A
  dated February 8, 2000
Jack McDonald                                1,731                                173                     *
  and Rebecca McDonald
  Trustees of the Pamela
  McDonald GST Trust U/A
  dated February 8, 2000
Jack McDonald                               39,805                              3,981                     *
Dan Martin                                  12,980                              1,298                     *
  Trustee of the Martin
  GST Trust U/A dated
  February 15, 2000
L. Daniel Martin                           246,619                             24,662                     *
Wade L. Sanders                              4,327                                433                     *
  Trustee of the Sanders
  GST Trust U/A dated
  March 9, 2000
Wade Sanders                                38,940                              3,894                     *
TA/Advent VIII                             428,999                            428,999                     *
TA/Atlantic and Pacific IV                 195,623                            195,623                     *
TA Executives Fund LLC                       8,151                              8,151                     *
TA Investors LLC                             8,580                              8,580                     *
GPH Q-Up Partners                            1,073                              1,073                     *
GCWF Investment Partners                     2,159                              2,159                     *
BDA Investment Partners                      2,159                              2,159                     *
1998 GPH Fund, LLC                           1,073                              1,073                     *
John W. Davidge                             49,486                             49,486                     *
* owns less than 1%

                              PLAN OF DISTRIBUTION

         The selling stockholders may from time to time, in one or more transactions, sell all or a portion of the offered shares on Nasdaq or any other national securities exchange or quotation service on which the offered shares are listed or quoted at the time of sale, in the over-the-counter market, in negotiated transactions, in underwritten transactions or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices. The offering price of the offered shares from time to time will be determined by the selling stockholders and, at the time of determination, may be higher or lower than the market price of the common stock as quoted on Nasdaq. In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from a selling stockholder or from purchasers of offered shares for whom they may act as agents. Underwriters may sell offered shares to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Under agreements that may be entered into by S1, underwriters, dealers and agents who participate in the distribution of offered shares may be entitled to indemnification by S1 against liabilities under the Securities Act or otherwise, or to contribution with respect to payments which the underwriters, dealers or agents may be required to make. The offered shares may be sold directly or through broker-dealers acting as principals or agents, or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. Broker-dealers acting as principals or agents may receive compensation in the form of discounts, concessions or commissions from a selling stockholder or from purchasers of offered shares for whom they may act as agents. The methods by which the offered shares may be sold include:

         - a block trade in which the broker-dealer so engaged will attempt to sell the offered shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         - purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus;

         - ordinary brokerage transactions and transactions in which the broker solicits purchasers;

         - an exchange distribution in accordance with the rules of the NASD;

         - privately-negotiated transactions; and

         - underwritten transactions.

         The selling stockholders and any underwriters, dealers or agents participating in a distribution of the offered shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of the offered shares by the selling stockholders and any commissions received by such broker-dealers may be deemed to be underwriting commissions under the Securities Act.

         When the selling stockholder elects to make a particular offer of shares, a prospectus supplement, if required, will be distributed which will identify any underwriters, dealers or agents and any discounts, commissions and other terms constituting compensation from the selling stockholder and any other required information.

         To comply with any applicable state securities laws, the offered shares may be sold only through registered or licensed brokers or dealers. In addition, in some states, the offered shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from registration or qualification requirement is available and is satisfied.

         S1 has agreed to pay all costs and expenses incurred in connection with the registration under the Securities Act of the offered shares, including:

         - all registration and filing fees,

         - printing expenses, and

         - fees and disbursements of counsel and accountants for S1.

         The selling stockholders will pay any brokerage fees and commissions, fees and disbursements of legal counsel for the selling stockholders and stock transfer and other taxes attributable to the sale of the offered shares. S1 also has agreed to indemnify each of the selling stockholders and their respective officers, directors and trustees and each person who controls, within the meaning of the Securities Act, a selling stockholder against losses, claims, damages, liabilities and expenses arising under the securities laws in connection with this offering. The selling stockholders have agreed to indemnify S1, its officers and each person who controls, within the meaning of the Securities Act, S1, against any losses, claims, damages, liabilities and expenses arising under the securities laws in connection with this offering with respect to written information furnished to S1 by the selling stockholders.

                                     EXPERTS

         The consolidated financial statements and financial statement schedules as of December 31, 1999 and for the year then ended incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

         The financial statements and schedule of S1 as of December 31, 1998, and for each of the years in the two-year period ended December 31, 1998, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                  LEGAL MATTERS

         The legality of the offered shares will be passed upon for S1 by Nancy
K. Kenley, S1's Corporate Legal Counsel.

================================================================================

NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY S1 OR THE SELLING STOCKHOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF ANY OFFER TO BUY, THE OFFERED SHARES, IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF S1 SINCE THE DATE HEREOF.

                              ---------------------

                                TABLE OF CONTENTS

                                                    PAGE
                                                    ----

Prospectus Summary...........................        3
Risk Factors.................................        4
Forward Looking Statements...................        11
About This Prospectus........................        11
Where You Can Find More Information..........        12
No Proceeds to the Company...................        12
Selling Stockholder..........................        12
Plan of Distribution.........................        13
Experts......................................        14
Legal Matters................................        14




================================================================================


                                 877,422 SHARES


                                 S1 CORPORATION

                                  COMMON STOCK
--------------------------------------------------------------------------------
                                   PROSPECTUS
--------------------------------------------------------------------------------










                                __________, 2000

================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the estimated fees and expenses payable by S1 in connection with the issuance and distribution of the securities being registered:

     Registration Fee...................................................................     $   9,345
     Printing and Duplicating Expenses..................................................        15,000
     Legal Fees and Expenses............................................................        20,000
     Accounting Fees and Expenses.......................................................        20,000
     Miscellaneous......................................................................        10,000
         Total..........................................................................     $  74,345
                                                                                                ======


 TEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the General Corporation Law of the State of Delaware sets forth certain circumstances under which directors, officers, employees and agents may be indemnified against liability that they may incur in their capacity as such.

     Section 6 of S1's amended and restated certificate of incorporation provides for indemnification of S1's directors, officers, employees and agents under certain circumstances.

     S1 also has the power to purchase and maintain insurance on behalf of its directors, officers, employees and agents and certain other persons. S1 has in effect a policy of liability insurance covering its directors and officers, the effect of which is to reimburse its directors and officers against certain damages and expenses resulting from certain claims made against them caused by their negligent act, error or omission.

     The foregoing indemnity and insurance provisions have the effect of reducing directors' and officers' exposure to personal liability for actions taken in connection with their respective positions.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of S1 pursuant to the foregoing provisions, or otherwise, S1 has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by S1 of expenses incurred or paid by a director, officer or controlling person of S1 in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, S1 will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

ITEM 16.  EXHIBITS

  EXHIBIT
     NO.                                    DESCRIPTION

4.1 Amended and Restated Certificate of Incorporation of S1 Corporation ("S1") (filed as Exhibit 1 to S1's Registration Statement on Form 8-A filed with the Securities and Exchange Commission (the "SEC") on September 30, 1998 and incorporated herein by reference).

4.1.1 Certificate of Amendment of Amended and Restated Certificate of Incorporation of S1 (filed as Exhibit 4.2 to S1's Registration Statement on Form S-8 (File No. 333-82369) filed with the SEC on July 7, 1999 and incorporated herein by reference).

4.2 Certificate of Designation for S1's Series B Redeemable Convertible Preferred Stock (filed as Exhibit 2 to S1's Registration Statement on Form 8-A filed with the SEC on September 30, 1998 and incorporated herein by reference).

4.3 Certificate of Designation for S1's Series C Redeemable Convertible Preferred Stock (filed as Exhibit 3 to S1's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999 and incorporated herein by reference).

4.4 Amended and Restated Bylaws of S1 (filed as Exhibit 3 to S1's Registration Statement on Form 8-A 4.4 filed with the SEC on September 30, 1998 and incorporated herein by reference).

4.5 Specimen certificate for S1's common stock (filed as Exhibit 4 to S1's Registration Statement on 4.5 Form 8-A filed with the SEC on September 30, 1998 and incorporated herein by reference).

4.6 Specimen certificate for S1's Series A Convertible Preferred Stock (filed as Exhibit 4.2 to S1's Annual Report on Form 10-K for the year ended December 31, 1998 and incorporated herein by reference).

4.7 Specimen certificate for S1's Series B Convertible Redeemable Preferred Stock (filed as Exhibit 4.3 to S1's Annual Report on Form 10-K for the year ended December 31, 1998 and incorporated herein by reference).

4.8 Specimen certificate for S1's Series C Redeemable Convertible Preferred Stock (filed as Exhibit 4 to S1's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999 and incorporated herein by reference).

5.1 Opinion of Nancy K. Kenley, Esq. as to the validity of the shares being registered.

23.1             Consent of Nancy K. Kenley, Esq. (included in Exhibit 5.1).

23.2 Consent of PricewaterhouseCoopers LLP regarding S1 financial statements.

23.3             Consent of KPMG LLP regarding S1 financial statements.

24.1 Power of Attorney (included on signature page of original filing).


ITEM 17.  UNDERTAKINGS

   (a)   The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;

         provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed with or furnished to the Commission by the Registrant pursuant to
         Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the Securities offered herein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the Securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the Securities offered herein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

     (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Atlanta, state of Georgia on May 25, 2000.

                                     S1 CORPORATION


                                      By: /s/ James S. Mahan III
                                         ---------------------------------
                                         James S. Mahan, III
                                         Chief Executive Officer,
                                         President and Director (Principal
                                         Executive Officer)


         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 25th day of May, 2000.


                          SIGNATURE                                                            TITLE
                          ---------                                                            -----
                    /s/ James S. Mahan III
                   ---------------------------                          Chief Executive Officer, President and
                       James S. Mahan, III                                 Director (Principal Executive Officer)

                    /s/ Robert F. Stockwell                             Senior Vice President and Chief Financial
                   ---------------------------                             Officer (Principal Financial Officer and
                       Robert F. Stockwell                                 Principal Accounting Officer)

                               *
                   --------------------------
                        Robert W. Copelan                                                 Director

                               *
                   --------------------------
                        Joseph S. McCall                                                  Director

                               *
                   --------------------------
                     Howard J. Runnion, Jr.                                               Director

                               *
                   --------------------------
                     Jackson L. Wilson, Jr.                                               Director

                               *
                   --------------------------
                         Gregg Freishtat                                                  Director

                               *
                   --------------------------
                        Michel Akkermans                                                  Director

                               *
                   --------------------------
                          David Hodgson                                                   Director

* Signed pursuant to power of attorney

                                  EXHIBIT INDEX

  EXHIBIT
     NO.                                    DESCRIPTION

4.1 Amended and Restated Certificate of Incorporation of S1 Corporation ("S1") (filed as Exhibit 1 to S1's Registration Statement on Form 8-A filed with the Securities and Exchange Commission (the "SEC") on September 30, 1998 and incorporated herein by reference).

4.1.1 Certificate of Amendment of Amended and Restated Certificate of Incorporation of S1 (filed as Exhibit 4.2 to S1's Registration Statement on Form S-8 (File No. 333-82369) filed with the SEC on July 7, 1999 and incorporated herein by reference).

4.2 Certificate of Designation for S1's Series B Redeemable Convertible Preferred Stock (filed as Exhibit 2 to S1's Registration Statement on Form 8-A filed with the SEC on September 30, 1998 and incorporated herein by reference).

4.3 Certificate of Designation for S1's Series C Redeemable Convertible Preferred Stock (filed as Exhibit 3 to S1's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999 and incorporated herein by reference).

4.4 Amended and Restated Bylaws of S1 (filed as Exhibit 3 to S1's Registration Statement on Form 8-A 4.4 filed with the SEC on September 30, 1998 and incorporated herein by reference).

4.5 Specimen certificate for S1's common stock (filed as Exhibit 4 to S1's Registration Statement on 4.5 Form 8-A filed with the SEC on September 30, 1998 and incorporated herein by reference).

4.6 Specimen certificate for S1's Series A Convertible Preferred Stock (filed as Exhibit 4.2 to S1's Annual Report on Form 10-K for the year ended December 31, 1998 and incorporated herein by reference).

4.7 Specimen certificate for S1's Series B Convertible Redeemable Preferred Stock (filed as Exhibit 4.3 to S1's Annual Report on Form 10-K for the year ended December 31, 1998 and incorporated herein by reference).

4.8 Specimen certificate for S1's Series C Redeemable Convertible Preferred Stock (filed as Exhibit 4 to S1's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999 and incorporated herein by reference).

5.1 Opinion of Nancy K. Kenley, Esq. as to the validity of the shares being registered.

23.1             Consent of Nancy K. Kenley, Esq. (included in Exhibit 5.1).

23.2 Consent of PricewaterhouseCoopers LLP regarding S1 financial statements.

23.3             Consent of KPMG LLP regarding S1 financial statements.


24.1 Power of Attorney (included on signature page of original filing).